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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  AMENDMENT #1

                                       TO

                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           SIBIA Neurosciences, Inc.
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                                (Name of Issuer)


                           Common Stock
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                         (Title of Class of Securities)


                           825732 10 0
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.     825732 10 0             13G                     PAGE 2 OF 4 PAGES

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   1  NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
             The Salk Institute for Biological Studies
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   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
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   3  SEC USE ONLY

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   4  CITIZENSHIP OR PLACE OF ORGANIZATION
            California
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                      5   SOLE VOTING POWER
                               1,933,461
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY                 0
      OWNED BY        ----------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
     REPORTING                1,933,461
       PERSON         ----------------------------------------------------------
        WITH          8   SHARED DISPOSITIVE POWER
                                 0
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   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               1,933,461
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  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                             20.3%
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  12  TYPE OF REPORTING PERSON*
                           CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





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ITEM 1.

(a)     Name of Issuer:  SIBIA Neurosciences, Inc.

(b)     Address of Issuer's Principal Executive Officers:
                                        505 Coast Boulevard South, Suite 300
                                        La Jolla, CA 92037

ITEM 2.

(a)     Name of Person Filing:  The Salk Institute for Biological Studies

(b)     Address of Principal Business Office or, if none, Residence:
                                        10010 North Torrey Pines Road
                                        La Jolla, CA 92037

(c)     Citizenship:  California corporation

(d)     Title of Class of Securities:  Common stock

(e)     CUSIP Number:  825732 10 0

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

(a)     Amount Beneficially Owned:  1,933,461

(b)     Percent of Class:           20.3%

(c)     Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote:  1,933,461
        (ii)   shares power to vote or to direct the vote:
        (iii)  sole power to dispose or to direct the disposition of: 1,933,461
        (iv)   shared power to dispose or to direct the disposition of:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                N/A

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ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                N/A

ITEM 10.    CERTIFICATION

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                January 27, 1999
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                                                Date
                                                /S/ DALE BUSCH
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                                                Signature

                                                 Dale Busch/General Counsel
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                                                Name/Title